UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

October 9, 2007

(Date of earliest event reported)

ALASKA AIR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-8957	91-1292054
(Commission File Number)	(IRS Employer Identification No.)

19300 International Boulevard, Seattle, Washington	98188
(Address of Principal Executive Offices)	(Zip Code)

(206) 392-5040

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

References in this report on Form 8-K to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified. Alaska Airlines, Inc. and Horizon Air Industries, Inc. are referred to as “Alaska” and “Horizon,” respectively, and together as our “airlines.”

FORWARD-LOOKING INFORMATION

This report contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. Some of the things that could cause our actual results to differ from our expectations are:

•	the competitive environment and other trends in our industry;

•	changes in our operating costs, including fuel, which can be volatile;

•	labor disputes and our ability to attract and retain qualified personnel;

•	the amounts of potential lease termination payments with lessors for our remaining MD-80 leased aircraft and related sublease payments from sublessees, if applicable;

•	our significant indebtedness;

•	compliance with our financial covenants;

•	potential downgrades of our credit ratings and the availability of financing;

•	the implementation of our growth strategy;

•	our ability to meet our cost reduction goals;

•	operational disruptions;

•	general economic conditions, as well as economic conditions in the geographic regions we serve;

•	the concentration of our revenue from a few key markets;

•	actual or threatened terrorist attacks; global instability and potential U.S. military actions or activities;

•	insurance costs;

•	changes in laws and regulations;

•	increases in government fees and taxes;

•	our inability to achieve or maintain profitability;

•	fluctuations in our quarterly results;

•	an aircraft accident or incident;

•	liability and other claims asserted against us;

•	our reliance on automated systems and the risks associated with changes made to those systems; and

•	our reliance on third-party vendors and partners.

For a discussion of these and other risk factors, see Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

ITEM 7.01.	Regulation FD Disclosure

Pursuant to 17 CFR Part 243 (“Regulation FD”), the Company is submitting information relating to its financial and operational outlook for 2007. This report includes information regarding forecasts of available seat miles (ASMs), cost per available seat mile (CASM) excluding fuel consumption, as well as certain actual results for revenue passenger miles (RPMs), load factor and revenue per available seat mile (RASM), for its subsidiaries Alaska Airlines, Inc. and Horizon Air Industries, Inc. Our disclosure of operating cost per available seat mile, excluding fuel, provides us the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expense per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

In accordance with General Instruction B.2 of Form 8-K, the information in this report shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. This report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

Alaska Airlines

Alaska Airlines Mainline Capacity and Unit Cost Forecast

The information for Alaska Airlines below reflects “mainline” information, which excludes contract flying provided by Horizon and contract flying between Anchorage and Dutch Harbor, AK, provided by a third party. As described in previous filings, Alaska reclassified the revenues and costs for prior periods that are associated with the Dutch Harbor flying. As a result of this reclassification, CASM excluding fuel and other noted items for the third quarter of 2006 that was originally reported as 7.33 cents will now be reported as 7.27 cents. Mainline total RASM that was originally reported as 12.36 cents will now be reported as 12.29 cents.

	Forecast Q3 2007	Change Yr/Yr
Capacity (ASMs in millions)	6,354	3%
Fuel gallons (000,000)	93.2	(1)%
Cost per ASM as reported on a GAAP basis (cents)*	10.7 – 10.8	(15 – 16)%
Less: Fuel cost per ASM (cents)*	3.5	(14)%

Cost per ASM excluding fuel (cents)*	7.2 – 7.3	(1)% to flat

*	For Alaska, our forecasts of mainline cost per ASM and fuel cost per ASM are based on forward-looking estimates, which will likely differ from actual results due to several factors including, but not limited to, the volatility of fuel prices. Fuel cost per ASM above includes our estimate of raw fuel cost for the third quarter and the actual adjustments to our fuel-hedging portfolio in July and August. See page 6 “Other Financial Information – Calculation of Economic Fuel Cost per Gallon” below for additional information regarding fuel costs.

Alaska Airlines Mainline Traffic and Revenue

Alaska’s September mainline traffic increased 1.7% to 1.427 billion RPMs from 1.403 billion flown a year earlier. Mainline capacity during September was 1.988 billion ASMs, 4.2% higher than the 1.907 billion in September 2006. The mainline passenger load factor (the percentage of available seats occupied by fare-paying passengers) for the month was 71.8%, compared to 73.6% in September 2006. The airline carried 1,391,300 passengers compared to 1,365,700 in September 2006.

In August 2007, year-over-year mainline RASM was up 5.0%, compared to August 2006. Mainline passenger RASM was up 4.9% as a result of 2.5-point increase in load factor and modestly higher yields.

In July 2007, year-over-year mainline RASM was down 1.2% compared to July 2006. Mainline passenger RASM during the month was down 1.4% compared to the prior year, primarily due to a decline in passenger yield, partially offset by the 0.6-point increase in load factor.

Alaska Purchased Capacity Flying

As discussed in our previous filings, Alaska and Horizon entered into a Capacity Purchase Agreement (CPA) effective January 1, 2007, whereby Alaska purchases capacity on certain routes (“incentive markets”) from Horizon. In addition, Alaska has a capacity purchase agreement with a third party for service between Anchorage and Dutch Harbor, AK. Under these agreements, the actual passenger revenue from the incentive markets and between Anchorage and Dutch Harbor is identified as “Passenger revenue – purchased capacity” and the associated costs are identified as “Purchased capacity costs” on Alaska Airlines statement of operations. During the first six months of 2007, expenses associated with purchased capacity exceeded the related revenues by $13.2 million. However, revenues in the incentive markets covered by the CPA with Horizon are highly seasonal in nature and, accordingly, we expect that passenger revenue – purchased capacity will exceed purchased capacity costs in the third quarter, but fall below costs in the fourth quarter, resulting in a full-year loss from purchased capacity flying in excess of the amount recorded in the first six months of 2007, but not a multiple of it. This guidance is unchanged from prior disclosures.

Horizon Air

On September 12, Horizon temporarily grounded 19 of its 33 Bombardier Q400 turboprops as a precautionary move following an all-operator message from Bombardier Aerospace of Canada. On September 13, in response to a Transport Canada airworthiness directive (AD), Horizon initiated the inspection of the landing gear on its entire Q400 fleet. The AD was produced in the wake of two landing gear failure incidents involving SAS-affiliated airlines in Europe. Horizon, which has operated the Canadian-manufactured Q400 since 2001, has never experienced any issues like those SAS encountered.

Over the 13-day inspection period, Horizon had to cancel approximately 5% of its planned capacity for the month of September, although some of the impact on customers was offset in several cases by the substitution of Alaska aircraft in certain key markets. The full schedule was back on line on Tuesday, September 25.

The information below reflects the impact of the flight cancellations that have resulted from this development.

Horizon Total System Capacity and Unit Cost Forecast	Forecast Q3 2007	Change Yr/Yr
Capacity (ASMs in millions)	1,084	14%
Fuel gallons (000,000)	17.3	19%
Cost per ASM as reported on a GAAP basis (cents)*	17.4	(3)%
Less: Fuel cost per ASM (cents)*	3.8	(8)%

Cost per ASM excluding fuel (cents)*	13.6	(1 – 2)%

*	For Horizon, our forecasts of cost per ASM and fuel cost per ASM are based on forward-looking estimates, which will likely differ significantly from actual results. There are several factors impacting our estimates including, but not limited to, the volatility of fuel prices. Fuel cost per ASM above includes our estimate of raw fuel cost for the third quarter and the actual adjustments to our fuel-hedging portfolio in July and August. See page 6 for additional information regarding fuel costs.

Horizon’s cost per ASM includes the expected loss on the sublease of Q200 aircraft to a third party. We expect the loss will be approximately $1.3 million per aircraft, which will be recorded when the aircraft leave our operating fleet. We delivered three of the Q200s to the third party during the current quarter.

Horizon Traffic and Revenue

Horizon’s total September traffic increased 9.2% to 238.6 million RPMs from 218.5 million flown a year earlier. Capacity during September was 334.6 million ASMs, 10.9 % higher than the 301.6 million in September 2006. The airline carried 610,100 passengers compared to 567,200 in September 2006.

For Horizon’s network flying (which excludes those flights operated as Frontier JetExpress), September traffic increased 16.9% to 207.9 million RPMs from 177.8 million flown a year earlier. The airline carried 554,900 passengers on the network flights, compared to 502,000 in September 2006.

Horizon’s September information for line-of-business capacity mix and load factor is presented below:

September 2007

	Capacity Mix			Load Factor
	Actual (000s)	% Change	Current % Total	Actual	Point change Y-O-Y
Brand Flying	173,917	17.3%	52%	69.0%	(5.1)	pts
Alaska CPA	117,023	29.2%	35%	NM	—	—
Frontier CPA	43,679	(30.4)%	13%	NM	—	—

System Total	334,619	10.9%	100%	71.3%	(1.1)	pts

Horizon’s line-of-business revenue information for July and August is summarized as follows. September yield and RASM information is not yet available. In both CPA arrangements, Horizon is insulated from market revenue factors and is guaranteed contractual revenue amounts based on operational capacity. As a result, yield and load factor information is not presented.
July and August 2007
	Capacity Mix			Load Factor			Yield			RASM
	Actual (000s)	% Change	Current % Total	Actual	Point change Y-O-Y		Actual		% Change	Actual		% Change
Brand Flying	388,636	21.1	52%	77.3%	0.2	pts	26.40	¢	(8.1)	20.82	¢	(7.3)
Alaska CPA	266,630	38.0	35%	NM	—	—	NM		—	19.75	¢	(4.8)
Frontier CPA	94,573	(30.0)	13%	NM	—	—	NM		—	7.03	¢	7.3

System Total	749,839	15.5	100%	79.8%	2.4	pts	23.15	¢	(2.4)	18.70	¢	0.4

Horizon “brand” flying includes those routes in the Horizon system not covered by either of its capacity purchase arrangements. Horizon bears the revenue risk in its brand flying markets. Revenue from the Alaska CPA is eliminated in consolidation.

Other Financial Information

Liquidity and Capital Resources

As of September 30, 2007, Air Group cash and short-term investments totaled approximately $882 million.

Fuel Hedging

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less the cash we receive from hedge counterparties for hedges that settle during the period, offset by the premium expense that we recognize. A reconciliation of economic fuel expense to our GAAP fuel expense is presented below. GAAP fuel expense is defined as the raw fuel cost plus the effect of mark-to-market adjustments that we include in our income statement as the value of our fuel-hedging portfolio increases and decreases. A key difference between GAAP fuel expense and economic fuel expense is the timing of gain or loss recognition. September information is not yet available. As a result, the information presented in the tables below for fuel cost and future hedge positions is unchanged from what was reported in our 8-K filed September 13, 2007.

Calculation of Economic Fuel Cost Per Gallon

July and August 2007 (unaudited)	Alaska Airlines ($ in millions)	Alaska Airlines Cost/Gal	Horizon Air ($ in millions)	Horizon Air Cost/Gal
Raw or “into-plane” fuel cost	$151.8	$2.36	$28.9	$2.41
Gains on settled hedges	(8.0)	(0.13)	(1.5)	(0.12)

Economic fuel expense	$143.8	$2.23	$27.4	$2.29

Adjustments to reflect timing of gain or loss recognition resulting from mark-to-market accounting	10.8	0.17	2.0	0.16

GAAP fuel expense	$154.6	$2.40	$29.4	$2.45

Economic fuel expense per gallon for the quarter is expected to be approximately $2.24 for Alaska and $2.28 for Horizon. The net adjustment to reflect timing of gain or loss recognition resulting from mark-to-market accounting is expected to be a gain of approximately $4.8 million for the quarter.

Alaska Air Group’s future hedge positions are as follows:

	Approximate % of Expected Fuel Requirements	Approximate Crude Oil Price per Barrel
Fourth Quarter 2007	50%	$62.27
First Quarter 2008	40%	$62.62
Second Quarter 2008	33%	$64.10
Third Quarter 2008	27%	$64.93
Fourth Quarter 2008	29%	$65.03
First Quarter 2009	5%	$67.68
Second Quarter 2009	5%	$67.50
Third Quarter 2009	6%	$68.25
Fourth Quarter 2009	5%	$67.20

Operating Fleet Plan

The following table summarizes firm aircraft purchase commitments for Alaska (B737-800) and Horizon (Q400) by year, excluding aircraft that have already been delivered through September 30, 2007.

	2007	2008	2009	2010	Thereafter	Total
B737-800	4	16	5	6	3	34
Q-400	—	3	12	—	—	15

Totals	4	19	17	6	3	49

In addition to the firm orders noted above, Alaska has options to acquire 46 additional B737-800s and Horizon has options to acquire 20 Q400s.

Giving consideration to the current fleet transition plans for both Alaska and Horizon, the following table displays our actual and expected fleet count for the dates reflected below:

		Actual	Current	Planned	Planned
Alaska Airlines	Seats	31-Dec-06	30-Sept-07	31-Dec-07	31-Dec-08
737-200	—	2	—	—	—
737-400F**	—	1	1	1	1
737-400C**	72	—	4	5	5
737-400	144	39	35	34	32
737-700	124	22	20	20	20
737-800*	157	15	25	29	46
737-900	172	12	12	12	12
MD-80	140	23	17	15	—

Totals		114	114	116	116

		Actual	Current	Planned	Planned
Horizon Air	Seats	31-Dec-06	30-Sept-07	31-Dec-07	31-Dec-08
Q200	37	28	20	16	10
Q400	74-76	20	33	33	36
CRJ-700	70	21	21	21	20

Totals		69	74	70	66

*	The total includes one leased aircraft in 2008.
**	F=Freighter; C=Combination freighter/passenger

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC.
Registrant

Date: October 9, 2007

/s/ Brandon S. Pedersen
Brandon S. Pedersen
Vice President/Finance and Controller

/s/ Bradley D. Tilden
Bradley D. Tilden
Executive Vice President/Finance and Planning and Chief Financial Officer